Exhibit 99(a)

HISTORICAL QUARTERLY SALES BASED ON OUR NEW MARKET CLASSIFICATIONS

Market	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Total 2010
Retail Building Materials	$187,026	$353,059	$222,842	$153,540	$916,467
Industrial	95,591	129,073	120,613	105,130	450,407
Commercial Construction and Concrete Forming	14,389	16,914	19,003	17,878	68,184
Residential Construction	53,704	67,035	62,857	57,718	241,314
Manufactured Housing	48,936	82,831	64,175	49,828	245,770
Total Gross Sales	399,646	648,912	489,490	384,094	1,922,142
Sales Allowances	(6,688)	(10,277)	(8,916)	(5,409)	(31,291)
Total Net Sales	$392,958	$638,635	$480,574	$378,685	$1,890,851

Market	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Total 2009
Retail Building Materials	$186,475	$320,527	$236,861	$146,827	$890,691
Industrial	76,837	93,157	99,476	84,534	354,004
Commercial Construction and Concrete Forming	16,969	16,372	18,828	19,404	71,573
Residential Construction	51,571	52,778	60,074	45,496	209,919
Manufactured Housing	37,255	45,485	54,252	49,186	186,178
Total Gross Sales	369,107	528,319	469,491	345,447	1,712,365
Sales Allowances	(7,385)	(13,374)	(11,723)	(6,882)	(39,365)
Total Net Sales	$361,722	$514,945	$457,768	$338,565	$1,673,000

Market	Q1 2008	Q2 2008	Q3 2008	Q4 2008	Total 2008
Retail Building Materials	$201,800	$374,326	$285,595	$174,006	$1,035,727
Industrial	102,570	123,048	119,869	91,477	436,964
Commercial Construction and Concrete Forming	25,696	29,793	30,565	30,157	116,211
Residential Construction	90,858	112,987	100,264	72,661	376,770
Manufactured Housing	77,593	85,444	86,580	58,902	308,519
Total Gross Sales	498,517	725,598	622,873	427,203	2,274,191
Sales Allowances	(9,005)	(17,113)	(12,129)	(3,550)	(41,797)
Total Net Sales	$489,512	$708,485	$610,744	$423,653	$2,232,394